UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2025

EQUIFAX INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-06605	58-0401110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 885-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.25 par value per share	EFX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2025, Equifax Inc. (the “Company”) announced the departure of Todd Horvath, Executive Vice President, President, U.S. Information Solutions (“USIS”), effective June 1, 2025. The Company has commenced a search for Mr. Horvath’s successor. Chief Executive Officer, Mark Begor, will lead the USIS business unit until a successor is identified.

In connection with his departure, Mr. Horvath and the Company entered into a separation agreement and general release pursuant to which Mr. Horvath agreed to certain restrictive covenants in favor of the Company. In return for entering into this agreement, Mr. Horvath will receive a lump-sum cash severance payment of $2.9 million, representing approximately two years of his annual cash compensation (minus applicable taxes and withholdings). In addition, the Company agreed that Mr. Horvath will be eligible to receive a prorated portion of his annual incentive award for 2025 reflecting his employment through June 1, 2025. The value of this prorated annual incentive award will be calculated and paid out in the first quarter of 2026 based on the Company’s actual full-year 2025 performance results.

Mr. Horvath’s unvested equity awards were forfeited upon his separation from the Company. In accordance with the terms of his new hire “make whole” equity award, Mr. Horvath will receive approximately $3.2 million in cash, representing the fair market value of the unvested portion of his new hire equity award at the time of his separation. His new hire equity award was intended to compensate him for foregoing unvested equity at his prior employer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

By:	/s/ Julia A. Houston
Name:	Julia A. Houston
Title:	Executive Vice President and Chief Legal Officer

Date:	May 30, 2025